Exhibit 99.1

MIVA, Inc.	Press Release

U.S. MIVA Investor Relations Contact Peter Weinberg peter.weinberg@miva.com (239) 561-7229

MIVA Announces Preliminary Second Quarter 2006 Results
Results Expected Below Previously Issued Guidance

FORT MYERS, Fla. – July 7, 2006 – MIVA, Inc. (NASDAQ: MIVA), today announced it expects its financial results for the second quarter ended June 30, 2006, will be below previously issued guidance.

Based on preliminary second quarter results, the Company expects to report revenue of approximately $41.4 million, compared to the Company’s prior guidance for revenue of $44 to $45 million. Additionally, the Company anticipates reporting final financial results below the ranges given in its prior second quarter guidance with respect to GAAP EPS, Adjusted EBITDA and Adjusted EPS. The Company expects to report final second quarter 2006 financial results on Monday, August 7, 2006, at approximately 4:15 p.m. ET.

“The disappointing results are due primarily to lower than anticipated click-through revenue from MIVA Media Europe. The lower European revenue was the result of an overall decrease in traffic volume and a decline in revenue per click,” said Peter Corrao, chief executive officer of MIVA. “We recognize we have a lot of work ahead of us to make progress on the revenue front, however, our turnaround effort on the expense front is tracking to plan. During the second quarter we initiated a global restructuring and integration plan, which is expected to reduce annualized cash expenses by approximately $6 million ($4 to $5 million on a net basis). By continuing to manage our cost structure, we believe we will be better positioned to drive margin expansion in the longer-term.”

Management will participate in a conference call to discuss the full results for the Company on August 7, 2006, at approximately 5:00 p.m. ET. The conference call will be simulcast on the Internet at http://ir.miva.com/medialist.cfm.

A replay of the conference call will be available on the investor relations area of MIVA’s website at http://ir.miva.com/medialist.cfm. Interested parties may email questions in advance to Peter Weinberg of MIVA, Inc. at peter.weinberg@miva.com.

The results announced today are preliminary and subject to change.

About MIVA®, Inc.
MIVA is a leading independent Performance Marketing Network dedicated to helping businesses grow.  Our new media platform facilitates performance marketing for partners (publishers), advertisers and consumers (end-users). Our primary focus is on providing our partners with a complete set of innovative solutions enabling the acquisition, retention and monetization of their online audiences. For our advertisers, we provide solutions to manage, optimize and measure return on investment from keyword-targeted and context-related performance marketing programs. We generate traffic and leads to our advertisers through our network of publisher partners. Our integrated e-commerce merchant solutions allow online stores to capitalize on leads by offering robust online storefront, shopping cart, shipping, and payment capabilities.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe" or "expect" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to accurately forecast our financial results, (3) our ability to return to positive revenue growth, and (4) our ability to control and/or reduce costs. Additional key risks are described in MIVA's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for fiscal 2005 and our most recently filed Form 10-Q. MIVA undertakes no obligation to update the information contained herein.

Non-GAAP Financial Measures
This press release includes discussion of additional financial measures “Adjusted EBITDA” and “Adjusted Net Income,” which are not considered generally accepted accounting principle (GAAP) measures by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. MIVA provides reconciliations of these two financial measures to GAAP measures in its press releases regarding actual financial results.

MIVA believes that “Adjusted EBITDA” and “Adjusted net income/loss” provide meaningful measures for comparison of the Company’s current and projected operating performance with its historical results due to the significant increase in non-cash amortization that began in 2004 primarily due to certain intangible assets resulting from mergers and acquisitions, and the commencement in the first quarter of 2006 of expensing stock options granted to employees. MIVA defines Adjusted EBITDA as EBITDA (earnings before interest, income taxes, depreciation, and amortization) plus non-cash compensation expense and plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business. MIVA uses Adjusted EBITDA as an internal measure of its business and believes it is utilized as an important measure by the investment community. MIVA sets goals and awards bonuses in part based on performance relative to Adjusted EBITDA. MIVA defines Adjusted net income/loss as net income/loss plus amortization, plus non-cash compensation expense and plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business, in each case including the tax effects (if any) of the adjustment. MIVA believes the use of these measures does not lessen the importance of GAAP measures.

®Registered trademark of MIVA, Inc.

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